Exhibit 10.11

BLOCK.ONE

AND

BULLISH GLOBAL

IP CONTRIBUTION DEED

This IP CONTRIBUTION DEED (this “Deed”) is dated 18 December 2020.

PARTIES

(1)	BLOCK.ONE, an exempted company incorporated and registered in Cayman Islands with registered address at P.O Box 309, Ugland House Grand Cayman, Cayman Islands KY1- 1104 (“Contributor”); and

(2)

BULLISH GLOBAL, incorporated and registered in the Cayman Islands with registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Recipient”),

(each a “Party”).

BACKGROUND

(A)	The Recipient is a wholly-owned subsidiary of the Contributor. The Contributor wishes to assign or license certain intellectual property to the Recipient pursuant to the terms of this Deed.

(B)	The Recipient has satisfied itself as to the existence and adequacy of such intellectual property and the Contributor’s interest therein.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:

“Affiliate” means in relation to a person, any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the first mentioned person which includes a holding company of that person and each and any Affiliate of a holding company of that person, which is existing at the relevant time.

“Bullish Platform” means the cryptocurrency and/or fiat currency trading exchange software, website and application developed for use in the Recipient’s business.

“Business Day” means a day on which banks are open for business in Hong Kong, the Cayman Islands and the United States (excluding Saturdays, Sundays or public holidays).

“Contributor Group” means the Contributor and its Affiliates, but excluding the Recipient Group.

“Control” means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, and references to “controlled by”, “controls” and “under common control with” shall be construed accordingly.

“Dispute” has the meaning given to it in clause 5.2.

“Improvement” means any modification, improvement, enhancement, further development or derivation of any existing Intellectual Property.

“Intellectual Property” means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, copyright, trademarks, trading names, company names, service marks, logos, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world.

“LCIA” has the meaning given to it in clause 5.2.

“Licensed IP” means all Intellectual Property in the items described in Schedule 2 as existing as at the date of this Deed.

“Material Continuing Breach” means a material breach of the terms of this Deed that the Recipient has failed to remedy within sixty (60) Business Days from the date of the written notice provided by the Contributor requiring the Recipient to remedy that breach.

“Recipient Group” means the Recipient and its Affiliates.

“Tax” means all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, and charges.

“Transferred IP” means all Intellectual Property in the items described in Schedule 1 as existing as of the date of this Deed.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Deed.

1.3	References to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4

This Deed shall be binding on, and inure to the benefit of, the parties to this Deed and their respective successors and permitted assigns, and references to any Party shall include that Party’s successors and permitted assigns.

2.	CONTRIBUTION

2.1

The Contributor hereby assigns, transfers and conveys to the Recipient, and the Recipient hereby accepts, all of the Contributor’s right, title, and interest in and to the Transferred IP, including the following:

(a)	the absolute entitlement to any registrations granted pursuant to any of the trademark applications comprised in the Transferred IP;

(b)

all copyrights in works of authorship comprised in the Transferred IP, whether registered or unregistered, arising under any applicable law of any jurisdiction throughout the world or any treaty or other intentional convention; and

(c)

the right to bring, make oppose, defend, appeal proceedings, claims and actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Transferred IP, and the Recipient hereby assumes and shall pay, perform, and discharge when due all liabilities and obligations (including Taxes) arising out of or relating to the Transferred IP.

2.2

Commencing on and from the date of this Deed, the Contributor hereby grants the Recipient a non-exclusive, worldwide, royalty-free, non-transferrable, non-sublicensable (except within the Recipient Group), and irrevocable (except where Recipient is in Material Continuing Breach of the terms of this Deed) licence to use the Licensed IP for the purposes of launching and operating the Bullish Platform and business directly ancillary thereto. The Recipient may sub-license the foregoing licence to third parties from whom the Recipient Group receives services solely to the extent and for so long as is required for such third parties’ provision of and the Recipient Group’s receipt of such services. The Recipient shall ensure that all sub-licensees comply with the licence of the Licensed IP granted to the Recipient under this Deed.

2.3

For the purposes of identifying the Licensed IP, the Recipient shall within two months from the date of this Deed prepare a central repository of all items that the Recipient believes fall within the categories identified in Schedule 2 and grant the Contributor access thereto. On the basis thereof, the Contributor and the Recipient shall use reasonable efforts to agree which items fall within the categories identified in Schedule 2 and such agreement reached shall be documented and deemed to definitively identify the Licensed IP. If the Parties are unable to reach agreement on any item(s), then either Party may refer the disagreement to expert determination in accordance with the WIPO Expert Determination Rules. The determination made by the expert shall be binding upon the Parties. The language to be used in the expert determination shall be English. After all items are agreed or determined and documented as aforesaid, no further items shall fall within the categories identified in Schedule 2.

2.4

The Recipient shall as soon as reasonably possible notify the Contributor of any actual, threatened or suspected infringement of or any passing off by any third party in relation to the Licensed IP which comes to its attention.

2.5

Neither Transferred IP nor Licensed IP includes any Intellectual Property created, developed or obtained, nor any Improvements made to any Transferred IP or Licensed IP, after the date of this Deed. For the avoidance of doubt, the Contributor shall have no obligation to update, de-bug, release new versions of any software unless separately agreed.

2.6

To give effect to the assignment, transfer and conveyance of the Transferred IP to the Recipient, the Contributor shall take such acts and execute such documents as the Recipient may reasonably require (and at Recipient’s cost) to assign, transfer and convey the Transferred IP to the Recipient, including execution of the deed of assignment substantially in the form set out in Schedule 3.

3.	LIABILITY

3.1

The Recipient expressly acknowledges and agrees that use of the Transferred IP and Licensed IP is at the Recipient’s sole risk and that the entire risk as to existence, satisfactory quality, performance, accuracy and effect is with the Recipient. To the maximum extent permitted by law, the Transferred IP, Licensed IP and any information accessible or generated through the use of the Transferred IP and Licensed IP are provided “as is” and “as available,” with all faults and without warranty of any kind. The Contributor hereby disclaims all warranties and conditions with respect to the Transferred IP and Licensed IP, either express, implied or statutory, including, but not limited to, any implied warranties and/or conditions of merchantability, of satisfactory quality, of fitness for a particular purpose, of accuracy and of quiet enjoyment. The Contributor does not warrant against interference with the Recipient’s enjoyment of the Transferred IP and Licensed IP, that the functions contained in the Transferred IP and Licensed IP will meet the Recipient’s requirements, that the operation of any Transferred IP or Licensed IP will be uninterrupted or error-free, or that defects in the Transferred IP or Licensed IP will be corrected. No verbal or written information or advice given by the Contributor or its authorised representatives creates a warranty. Without limitation, should any Transferred IP or Licensed IP (or the transfer or license thereof) prove defective or deficient, the Recipient assumes the entire cost of all necessary or desirable replacement, correction or other remediation. The Recipient shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Deed and it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Deed.

3.2

To the maximum extent permitted by law, in no event is the Contributor, any other member of the Contributor Group, or their respective officers, directors, employees, representatives and successors and assigns or any person or entity involved in the creation, production, delivery or use of the Transferred IP and Licensed IP, their contents or results of the use of the Transferred IP and/or Licensed IP liable to the Recipient for any damages whatsoever (including, without limitation, injury to person or property, damages for loss of business profits, business interruption, loss of business information, or other pecuniary loss) arising out of or in any way connected to the Transferred IP or Licensed IP. The Contributor specifically disclaims all direct, indirect, consequential, special, punitive or exemplary damages, including without limitation loss of profits or loss of data or property, business interruption or any other commercial damages or losses, arising from or related to this Deed and/or the use, inability to use, reliance on or transfer of any Transferred IP or Licensed IP provided, generated or made accessible under this Deed, regardless of the theory of liability (contract, tort or otherwise) and even if the Contributor has been advised of the possibility of such injury or damages.

3.3

Without prejudice to the foregoing, in no event will the Contributor’s total liability to the Recipient under or in respect of this Deed or any of the Transferred IP or Licensed IP (other than as may be required by applicable law in cases involving personal injury) exceed an aggregate amount of one hundred US dollars (US$100.00).

4.	GENERAL

4.1

No failure or delay by a Party to exercise any right or remedy provided under this Deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

4.2

The Deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

4.3	No variation of this Deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

4.4

Each Party agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Deed or any transaction, matter or thing contemplated by this Deed, provided that the Recipient shall reimburse the Contributor on a full indemnity basis for any costs or expenses incurred in doing so.

4.5

If any provision of this Deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this clause shall not affect the validity and enforceability of the rest of this Deed.

4.6	This Deed may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

4.7

Transmission of an executed counterpart of this Deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Deed. If either method of delivery is adopted, without prejudice to the validity of the deed thus made, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter. The Parties may execute this Deed by way of electronic signatures, including through such means as DocuSign or equivalent technology.

4.8

Save for the members of the Contributor Group, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Deed and all related documents are governed by, and construed in accordance with, the laws of England and Wales.

5.2

In event of any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination (the “Dispute”), the Dispute shall be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (the “LCIA”) in accordance with the Arbitration Rules of LCIA for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be London. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English.

SCHEDULE 1

TRANSFERRED IP

A.	Software and documentation

Software and documentation existing as of the date of this Deed and created for the purposes of the launch and operation of the Bullish Platform, comprising:

•	Software and documentation stored in GitHub comprising:

•	application code

•	scripts and deployment configurations

•	technical documentation;

•	Build and Release Pipeline setups for the Bullish Platform stored in BuildKite;

•	Bullish Platform iOS and Android mobile applications;

•	Bullish Platform websites; and

•

Documentation related solely to the above, namely: requirements and design documents generated for software development and planning; test plans and test documentation for software testing and quality assurance; architecture and configuration design documents; user documentation such as system documentation, usage guides and user manuals; project and software development reports, excluding any software or documentation described in Schedule 2.

B.	Trademarks

•	Word mark BULLISH (including trademark registration application number 81279 filed in Jamaica).

•	Logo:

C.	Domains

•	bullish.com

D.	Social media handles / accounts

•	Twitter handle @bullishbyb1

SCHEDULE 2

LICENSED IP

A.	Software and documentation

Software and documentation for or relating to EOSIO and used in the Bullish Platform as of the date of this Deed, including:

•	software design documents, diagrams;

•	software security designs;

•	infrastructure/architectural documents; and

•	documents related to software requirements, designs, testing, assurance, usage guides, user manuals,

excluding any software or documentation that is separately made available on an open source basis.

B.	Business and operations documentation

Documentation (including as stored in Confluence) existing as of the date of this Deed and created for the purposes of and required for the launch and operation of the Bullish Platform, covering:

•	Strategy (including business plans, business models and competitor analyses);

•

Marketing and business development (including brand system and guidelines, marketing materials, creative assets (including but not limited to marketing or public relations generated images and texts, user experience/user interface (UX/UI) designs and flow diagrams), website frontend and content of the Bullish Platform, launch and roll-out strategy);

•

Customer service (including frequently asked questions documentation, scripts, user email templates, internal escalation plans and lessons, other customer success planning and operation documentation);

•

Trading of digital assets (including programmatic and algorithmic trading strategies and codes, trading strategies related to or based on publication data or market data, trading protocols, trade execution and deployment strategies, trade matching guidelines and testing parameters and guidelines);

•

Information security (including information security and cybersecurity risk assessments and reports, vulnerability and threat management policies, incidence response, crisis management policy, corporate IT policies and any other information security and cybersecurity policies and procedures);

•	Human resources (including staffing plan, employee handbook, workplace policy);

•	Finance and accounting (including financial model, treasury management framework, pricing and commercialisation models and financial consultants’, accountants’ and tax advisers’ reports and advice);

•	Risk (including risk management policies, risk model and risk register); and

•

Legal and compliance (including terms and conditions, customer onboarding procedures with external service providers, legal advisers’ advice, data protection policies, privacy policies and other legal and compliance policies).

SCHEDULE 3

DEED OF ASSIGNMENT

WHEREAS, block.one (Assignor), a Cayman Islands company with an address at PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104, is the owner of all of the trademark rights related to the following trademark in JAMAICA:

Mark	Classes	Appl. No.
BULLISH	9, 36, 42	81279

WHEREAS, Bullish Global (Assignee), a Cayman Islands company with an address at PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104 is desirous of acquiring the trademark rights represented by the above trademark;

NOW, THEREFORE, for good and valuable consideration in the amount of $     , receipt of which is acknowledged, Assignor assigns to Assignee, effective     , all rights, title, and interest in the trademark stated above.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this assignment to be executed by each of their duly authorized officers:- this                 day of                         , 2020                 this                 day of                     , 2020

Assignor, block.one		Assignee, Bullish Global

By:		By:
Name:		Name:
Title:		Title:
Address:	PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104	Address:	PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104

Sworn before me, a Notary Public Public at this day of , 2020. Notary Public Public [seal]	Sworn before me, a Notary at this day of , 2020. Notary [seal]

This Deed has been executed and delivered as a deed on the date shown on the first page.

BLOCK.ONE

Signed by KOKUEI YUAN

for and on behalf of block.one

/s/ Kokuei Yuan

Director

Name: Kokuei Yuan

in the presence of:

/s/ Lai Lai Ting

Witness

Name: Lai Lai Ting

Address: Level 26, The Centrium 60 Wyndham Street, Central Hong Kong

[Signature Page of Block.one and Bullish Global IP Contribution Deed]

Bullish Global

Signed by ANDREW BLISS

for and on behalf of block.one

/s/ Andrew Bliss

Director

Name: Andrew Bliss

in the presence of:

/s/ Shiau Sin Yen

Witness

Name: Shiau Sin Yen

Address: 26/F, The Centrium 60 Wyndham Street, Central Hong Kong

[Signature Page of Block.one and Bullish Global IP Contribution Deed]